FOR IMMEDIATE RELEASE                CONTACT: Glenn Bozarth
April 21, 1997                                 Mattel, Inc.
                                             (310) 252-3521




                           BYRON DAVIS RETIRES,
                GARY BAUGHMAN NAMED PRESIDENT, FISHER-PRICE
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LOS ANGELES, April 21 -- Mattel, Inc. today announced that Byron Davis, president of Fisher-Price, has made the decision to retire, and to move to South Carolina, where he looks forward to spending more time with his family. He will be succeeded by Gary Baughman, the former president and chief executive officer of Tyco Toys, Inc. The two executives will work together over the next few weeks to ensure a smooth transition.

     "Byron Davis has played a key role in the successful integration of Mattel and Fisher-Price, and in helping grow Fisher-Price into the #1 preschool brand in the world," Jill Barad, Mattel's president and chief executive officer, said. "We thank Byron for his many contributions during his 23 years with the company, and we wish him the best.

     "Gary Baughman will now be responsible for the Fisher-Price business, as well as the Sesame Street brand that joined us through the Tyco merger," Barad said. "We've worked closely with Gary over the past six months, and found him to be an outstanding manager with a keen understanding of the toy business. He particularly understands the Infant and Preschool category, having helped build Sesame Street, led by the success of Tickle Me Elmo, into a $100 million business," she said.


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     Baughman, who is chairman-elect of the Toy Manufacturers of America, was Tyco's chief executive officer since January, 1996. He had joined the company in 1994 as president and chief operating officer and initiated Tyco's successful turnaround, which culminated with its merger into Mattel, Inc. last month.

     Prior to joining Tyco, Baughman served as president of Little Tikes Co., a division of Rubbermaid, from 1990 through 1994. During his tenure, Little Tikes experienced unprecedented growth in sales and earnings, and achieved a leading market share position in preschool toys, second only to Fisher-Price. He had joined Little Tikes after serving as president of Evenflo Products Co. from 1986 through 1989 and president of Stiffel Lamps from 1981 to 1986.

     "During his career, Gary has demonstrated the ability to both turn companies around, as he did at Tyco and Evenflo, and to capitalize on high growth opportunities, as he did at Little Tikes," Barad said. "He will be an excellent addition to our management team."

     Baughman received a Bachelor of Arts degree from Brigham Young University and an MBA from the University of Michigan.

     Mattel is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.


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